Exhibit 10.19

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of XXXXX, (the “Effective Date”) by and between Heart Test Laboratories, Inc. d/b/a HeartSciences, a Texas corporation with principal offices at 550 Reserve Street, Suite 360, Southlake, TX 76092 (“Company” or “Employer”), and Danielle Watson whose primary residence is ___________________(“you” or “Employee”).

WHEREAS, Company, along with its current or future parent company, sister companies, subsidiaries, and/or affiliates (if any) (each, a “Company Party’’ and, together, the “Company Parties”) are engaged in the highly competitive business of manufacturing, distributing, and selling the MyoVista brand of medical device screening tools for the early detection of heart disease and related products and services, in the healthcare industry (the “Business”).

WHEREAS, the Employer desires to employ Employee in connection with its Business in a position of trust under the terms provided herein, and Employee desires to accept such employment terms.

WHEREAS, Company has expended and will continue to expend significant efforts and resources in developing trade secrets, proprietary technology, and confidential information related to its products and services which give it a competitive advantage in the Business.

WHEREAS, Company desires to disclose its trade secrets, proprietary technology, and confidential information (all of which constitute “Confidential Information” as defined below) to Employee in connection with his employment, and Employee desires to receive such trade secrets, technology, and information, subject to the terms of this Agreement.

WHEREAS, the parties desire to enter into this Agreement to protect the Confidential Information, goodwill, and other legitimate business interests of the Company Parties.

NOW THEREFORE, in order to carry out their intent as expressed above and in in consideration of the mutual covenants and agreements contained herein, the employment of Employee by the Company, the provision to Employee of the compensation and benefits described below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Employment. The Company shall employ Employee, and Employee shall serve the Company, subject to the terms and conditions of this Agreement. You understand and agree that your employment with Company will not commence until your actual Start Date, the estimated date of which is set forth in your offer letter Exhibit “A”, which is attached hereto and made a part hereof.

2.	Confidentiality and Return of Company Property and Information. Employee recognizes that the Company has expended and will continue to expend substantial time, money and effort in developing Confidential Information (as defined below) related to its Business, including formulas, patterns, designs, compilations, programs, devices, methods, techniques, processes, training, intellectual property, and general know-how, that derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Employee acknowledges that the Company Parties possess valuable information, including information about customers, manufacturers, distributors, dealers, and suppliers, and, among other things, about their technical problems, needs, capabilities, products, services, purchasing habits, and procedures, all resulting in a great deal of business-related goodwill. Employee further acknowledges that he has no legal or contractual right to receive such information outside of this Agreement. Finally, Employee acknowledges that Company owns financial records, contracts, marketing and strategic plans, intellectual property, and other valuable information. For purposes of this Agreement, all such items and information, whether disclosed to Employee before or after the Effective Date of this Agreement, constitute “Confidential Information” as defined below.

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a.	Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means all confidential or proprietary information of any Company Party disclosed to Employee by a Company Party either directly or indirectly in writing, orally or by drawings or observation of parts or equipment, whether created or disclosed before or after the Effective Date, trade secrets (as defined by applicable law), and all information used in the Business of Company Parties that gives them a competitive advantage and is not generally known or readily ascertainable by independent investigation, such as without limitation product-related information, such as information related to its medical devices, including the MyoVista medical device screening tools for the early detection of heart disease, and related proprietary advanced signal processing and disruptive technology and informatics; technical information, including inventions, computer programs, computer processes, computer codes, software, hardware configuration information, website structure and content, databases, formulae, designs, compilations of information, data, proprietary production processes, and know-how related to operations; financial information, including margins, earnings, accounts payable, and accounts receivable; business information, including business plans, expansion plans, business proposals, pending projects, pending proposals, sales data, mergers, acquisitions, and leases; employee incentive information, including any bonus or commission plan terms; advertising information, including costs and strategies; customer information (including, but not limited to, customers of a Company Party of whom Employee has called, or with whom Employee became acquainted, during Employee’s employment with Company), including customer contacts, customer lists, customer identities, customer preferences, customer purchasing or service terms, and specially negotiated terms with customers; supplier, distributor, and manufacturer information, including supplier, distributor, or manufacturer lists, identities, contact information, capabilities, services, prices, costs, and specially negotiated terms with suppliers, distributors, or manufacturers; information about the Company’s future plans, including marketing strategies, target markets, promotions, sales plans, projects and proposals, research and development, and new materials research; inventory information, including quality-control procedures, inventory ordering practices, inventory lists, and inventory storage and shipping methods; information regarding personnel and employment policies and practices, including employee lists, contact information, performance information, qualifications, compensation data, benefits, and training programs; and information regarding contractors, including contractor lists, contact information, compensation, and agreements. “Confidential Information” shall also include any information which is identified as confidential according to any policy of any Company Party. “Confidential Information” shall not include any information which either is generally known in the industry and not specific to any Company Party or has become public through no wrongful act of Employee.

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b.	Promises of Company. In exchange for Employee’s promises in this Agreement, the Company promises to provide him with access to previously undisclosed Confidential Information related to his duties, responsibilities, and authorities for the Company Parties without regard to the duration of his employment. The Company also promises to provide Employee on continuous basis throughout his employment with access to new and additional Confidential Information that has not been previously disclosed as it is generated in the future.

c.	Promises of Employee. Employee acknowledges that all Confidential Information is considered confidential and proprietary to the Company Parties. In exchange for the Company’s promises in this Agreement, Employee promises at all times during employment with the Company and after the date your employment with Company terminates (the “Termination Date”) to hold in strictest confidence, and not to use, except for the benefit of the Company Parties to fulfill Employee’s employment obligations, or to disclose to any person without prior written authorization of the Company, any Confidential Information of a Company Party (including any Confidential Information of the Company disclosed before or after the Effective Date).

d.	Use and Control of Other Proprietary Information and Items. All Confidential Information, and all files, records, documents, drawings, specifications, equipment, computer files, computer records, computer programs, and similar items relating to the Business of the Company Parties, whether they are prepared by the Employee or come into the Employee’s possession in any other way and whether or not they contain or constitute trade secrets owned by any Company Party, are and shall remain the exclusive property of the Company Parties and shall not be removed from the premises of any Company Party, or reproduced or distributed in any manner, under any circumstances whatsoever except as may be necessary to benefit the Company Parties.

e.	Third-Party Information. Employee recognizes that the Company Parties have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest of confidence and not to disclose it to any person or to use it except as necessary in properly carrying out Employee’s work for the Company Parties consistent with their agreements with such third parties.

f.	Acknowledgments. You acknowledge that (i) Company, during your employment with the Company and thereafter, will be engaged, throughout the United States and certain foreign countries, in the highly competitive Business, in which many firms, including Company, compete in the healthcare industry, (ii) after having access to Company’s Confidential Information, you would inevitably use and disclose such Confidential Information in violation of this Agreement if you were to become employed by a competitor of the Company in the Business in any capacity similar to the capacity in which you worked for the Company Parties, and (iii) the Company Parties will suffer great loss and irreparable harm in amounts difficult to ascertain if, following the termination of your employment, you participate, directly or indirectly, as a consultant, employee, manager, officer, director or in any other capacity similar to the capacity in which you worked for the Company in any business or venture in competition with the Company Parties in the Business, or if you at any time (during or after your employment) improperly use or disclose any Confidential Information of the Company Parties.

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g.	Outside Activities. You therefore agree to comply with Company’s policy that you have no investment in or relationship with an outside organization that might affect the independence of your judgment in performing your duties for the Company Parties or in any way conflict with the best interests or Business of any Company Party. Notwithstanding the previous sentence, the Company shall allow Employee to purchase or hold, as a passive investment only, an aggregate equity interest of up to 1% in any publicly-traded company which is in competition with Employer.

h.	Required Disclosures and Permitted Activities. Nothing in this Agreement is intended to, or does, prohibit Employee from (i) contacting, communicating with, filing a charge or complaint with, providing truthful information to, or cooperating with an investigation being conducted by, any governmental agency; (ii) engaging in any concerted or other legally-protected activities; (iii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iv) otherwise making truthful statements as required by law or valid legal process; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, Employee understands that he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee likewise understands that, if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose Company’s trade secret(s) to his attorney and use the trade secret information in the court proceeding, if he (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

i.	Return of Confidential Information and Other Property of the Company Parties. Promptly upon request by the Company, and immediately upon any termination of the Employee’s employment with Company, Employee shall return to the Company, and shall not take, keep, recreate, or deliver to anyone else, or allow any third party to take, keep, recreate, or deliver to anyone else, (i) any and all Confidential Information, (ii) all copies, photographs, reports, summaries, lists, and reproductions of any Confidential Information, and all devices and equipment storing Confidential Information, including, without limitation, computer diskettes, internal or external hard drives, flash or jump drives, compact discs, and DVDs, (iii) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee in connection with his employment with Company or otherwise belonging to a Company Party, its successors or assigns, and (iv) all other property belonging to any Company Party in his possession or under his control. Notwithstanding the previous sentence, if any Confidential Information is stored or otherwise kept in or on a computer hard drive or other storage device owned by or otherwise in the possession or control of Employee (collectively, “Employee Storage Device”), Employee covenants, following the return of all Confidential Information to the Company, to permanently and completely erase and destroy all electronic files and other repositories of Confidential Information stored or kept in or on any Employee Storage Device and to certify by written affidavit such erasure and destruction if requested by the Company.

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3.	Employment At-Will. YOU UNDERSTAND AND AGREE THAT, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, YOUR EMPLOYMENT WITH COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. YOU ACKNOWLEDGE THAT NEITHER THIS AGREEMENT NOR ANY EMPLOYEE HANDBOOK OR OTHER DOCUMENT YOU MAY RECEIVE FROM ANY COMPANY PARTY CREATES ANY CONTRACTUAL RIGHTS CONTRARY TO THE FOREGOING. YOU ALSO UNDERSTAND THAT ANY REPRESENTATION, AT ANY TIME, ANY COMPANY PARTY THAT YOU ARE ANYTHING OTHER THAN AN AT-WILL EMPLOYEE IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE PRESIDENT OR CHIEF EXECUTIVE OFFICER OF COMPANY (THE “CEO”). YOUR STATUS AS AN EMPLOYEE AT- WILL MEANS THAT YOU MAY TERMINATE YOUR EMPLOYMENT WITH COMPANY AT ANY TIME, FOR ANY REASON, AND, LIKEWISE, COMPANY MAY TERMINATE YOUR EMPLOYMENT AT ANY TIME, FOR ANY REASON, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE. HOWEVER, YOUR OBLIGATIONS TO COMPANY PARTIES UNDER SECTIONS 2 AND 8 OF THIS AGREEMENT SHALL CONTINUE AFTER YOUR EMPLOYMENT WITH THE COMPANY TERMINATES, REGARDLESS OF THE REASON FOR SUCH TERMINATION.

4.	Compensation. In consideration of the services provided by you to Company under the terms of this Agreement, Company will (a) pay you the base salary as set forth in Exhibit A (the “Base Salary”) starting on the Effective Date; (b) provide you with the opportunity to receive bonuses as set forth in Exhibit A (each, a “Bonus”) starting on the Effective Date; and, if applicable, (c) provide you with the opportunity to receive the equity-related incentive compensation (if any) set forth in Exhibit A (each, an “Equity Grant”).

5.	Duties and Responsibilities.

a.	Duties. Employee shall report to the CEO/Chairman or their designees and serve as Assistant Controller for the Company. The Employee shall perform, faithfully and diligently, the duties, services and functions relating to such position and such different or additional duties, services and functions reasonably incident to such position as may be designated from time to time by the CEO or any of his designees which includes in their sole discretion, including without limitation duties, services, and functions with respect to other Company Parties. Employee shall be based in the DFW area but acknowledges that travel and extended working hours may be required from time to time by the duties under this Agreement.

b.	Best Efforts and Full-Time and Attention. During your employment, you will devote your best efforts and entire business time, attention and energy to the Business of the Company Parties. Employee shall not provide services or conduct activities for or related to any other business(es) unless preapproved in writing by the CEO. The initial outside businesses and related activities approved by the CEO as of the Effective Date will be listed in Exhibit “B”. which is incorporated here by reference.

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c.	Compliance with Company Rules. Policies and Procedures. During your employment with the Company, you will, at all times, comply with all rules, policies and procedures of the Company, including but not limited to those regarding employment and confidentiality and those set forth in the Company’s Employee Handbook.

d.	Legal Obligations Owed to Others. You represent and warrant to Company that this Agreement, the performance of your obligations under this Agreement. and the employment relationship between Company and you under this Agreement does not and will not violate or conflict with any contract or obligation between you and any former employer or third party, including but not limited to: (i) any of the following agreements or restrictive covenants (or similar agreements or covenants) you may have with or owe to any third party: employment, non-competition (as pertaining to being employed by a competitor), non-solicitation (as pertaining to customers, employees, or independent contractors), no-hire (as pertaining to employees or independent contractors), non-interference (as pertaining to employees, agents or servants or business opportunities) or confidentiality (as pertaining to trade secrets and other confidential information); and (ii) any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency. or any other obligation to which you are subject. To the extent you are subject to any of the foregoing restrictions or agreements, you represent and warrant to Company that you have provided all documents containing such restrictions or agreements to the CEO prior to your execution of this Agreement. You also represent and warrant to Company that you will not use or disclose the trade secrets or other confidential information of former employers or other persons or entities in connection with your employment by Company and that you will not bring onto the premises of Company any unpublished document or proprietary information belonging to any such employer, person, or entity unless consented to in writing by such employer, person, or entity. You further represent and warrant that you have entered into this Agreement pursuant to your own initiative and that the Company did not induce you to execute this Agreement in contravention of any existing commitments. You further acknowledge that the Company has entered into this Agreement in reliance upon the foregoing representations from you.

6.	Fiduciary Duties. You acknowledge and agree that you owe a fiduciary duty of confidentiality, disclosure, loyalty, fidelity. and allegiance to the Company Parties to act in their best interests at all times during your employment by the Company. You agree that you will not act or will not fail to act in any manner that would injure the Business, interests, or reputation of the Company Parties. Additionally, you agree to immediately disclose to the CEO, an executive officer, or your immediate superior all information and opportunities pertaining to the Business of Company and any other Company Party learned of by you while employed by Company and not to appropriate for your benefit or that of any third party such opportunities or information. You further acknowledge and agree that the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes to Company and the other Company Parties under statutory and common law.

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7.	Duty to Report Dishonesty or Other Improper or Unlawful Acts or Omissions by Others. If, at any time during your employment by the Company, you become aware, or believe, that any other employee, agent or servant of any Company Party, or any third party who is providing goods or services to any Company Party, is or appears to be (a) removing, concealing, transferring or using any property or funds of any Company Party for the benefit of anyone other than the Company Parties or is otherwise not authorized by Company to do so, (b) divulging, providing or otherwise disseminating in any manner not authorized by Company any Confidential Information to any third person not authorized by Company to possess such Confidential Information, or (c) violating any applicable law, any applicable agreement, or any rules, policies or procedures of the Company Parties, you will immediately communicate your knowledge or belief as to such matters in writing to the CEO or your immediate superior.

8.	Restrictive Covenants. You acknowledge that the covenants in this Section 8 are reasonable and necessary to protect the Confidential Information, relations (with employees, other service providers, customers, suppliers, manufacturers, and distributors), goodwill, and other legitimate business interests and competitive position of the Company Parties, and such covenants are ancillary to the confidentiality and non-disclosure obligations under this Agreement. You further acknowledge that (a) the Business of the Company Parties is highly competitive; (b) the customers of the Company Parties are and will be located throughout the United States and certain foreign countries; (c) the Company Parties have invested, and will continue to invest, significant efforts and resources in building and creating their Confidential Information, employee and business relations, and goodwill, all of which give them a competitive advantage in the Business; (d) you are entitled under this Agreement to receive specialized training related to the Business and access Confidential Information which could be used by competitors of the Company Parties in a manner that would irreparably harm their competitive position in the marketplace; (e) it is therefore reasonable for the Company Parties to protect their Confidential Information, employee and other business relations, goodwill, and other legitimate business interests against unfair competition; (f) you shall be responsible for, among other things, using the Confidential Information and building relationships with important customers, manufacturers, suppliers, distributors, employees, and/or other service providers of the Company Parties and the continuation of such relationships and the related goodwill shall be an invaluable asset of the Company Parties necessary to their competitive advantage; (g) if you were to compete with the Company Parties, you could divert certain of these relationships, and the related goodwill and business, away from the Company Parties; (h) it would be virtually impossible for you to ignore all knowledge of the Confidential Information if you were to compete against the Company Parties; (i) a prohibition against your competing with the Company Parties and soliciting their employees and business partners during your employment with Company and for a reasonable period of time following the Termination Date and within a reasonable geographic area is appropriate for the protection of the Company’s Confidential Information, goodwill, and other legitimate business interests; and (j) compliance with this Agreement shall not cause any hardship on you or prevent you from being able to earn a living or to operate or engage in business not prohibited by this Agreement. Accordingly, you will not, while at any time employed by Company and for a period of twelve (12) months following the termination of such employment, regardless of the reason for such termination, whether as an individual, or in any capacity similar to the capacity in which you provided services to the Company Parties, directly or indirectly violate the following non-competition or non-solicitation covenants.

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a.	Non-Competition. Employee will not directly or indirectly (i) have any ownership interest in, or serve as an officer, director, independent consultant, contractor, employee, lender or in any other capacity similar to the capacity in which you provided services for the Company Parties, for any individual or entity that competes with any Company Party in any manner related to the Business in the United States or any other foreign country where the MyoVista medical device screening tools for the early detection of heart disease or related products and service are sold during your employment and as of the Termination Date (the “Territory’’); (ii) assist in the development or sale of any products or services similar to products or services provided by the Company Parties for any individual or entity that competes with any Company Party in any manner related to the Business in the Territory, or (iii) solicit, canvass, or accept business for any individual or entity that competes with any Company Party in any manner related to the Business in the Territory.

b.	Non-Solicitation. Employee will not directly or indirectly (i) solicit, encourage, facilitate, or induce any customer of any Company Party, or person or entity that was a customer of any Company Party at any time in the one year preceding the solicitation, encouragement, facilitation, or inducement, or any manufacturer, supplier, distributor, vendor, representative, agent, consultant, or contractor of any Company Party, to breach any agreement or contract with, or discontinue or curtail his, her, or its business relationships with, any Company Party; or (ii) solicit, hire, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of any Company Party or was an employee of any Company Party at any time in the one year preceding the solicitation, hiring, or engagement.

c.	Limitations. The post-employment obligations set forth in (a)(iii) and (b) immediately above shall apply only to those persons and entities with whom Employee had contact with on behalf of any Company Party related to the Business, or about whom Employee received Confidential Information from any Company Party, within twelve (12) months before the Termination Date.

d.	Definition of Customer. For purposes of this Agreement, “customer” shall mean any person or entity considered to be a customer or client of any Company Party (i) (A) to whom the Employee personally rendered services or sold products or services to on behalf of any Company Party or was assigned by any Company Party to render services to or sell products or services to on behalf of any Company Party, (B) to whom Employee personally provided customer-relationship services, customer-oversight, customer-management, or similar functions on behalf of any Company Party, or (C) with whom Employee otherwise interacted with, dealt with, or developed a relationship with, related to the Business during his employment with the Company; (ii) to whom an individual employed by any Company Party and supervised by the Employee rendered services or sold products or services to on behalf of any Company Party during his employment with the Company; or (iii) who received services or products from any Company Party during the Employee’s employment with the Company and about which the Employee has received Confidential Information.

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e.	Further Agreements. You further agree that enforcement of Sections 8(a) and 8(b) above is the only practical means of enforcing Section 2 above. You agree that enforcement of Sections 8(a) and 8(b) above is necessary to protect the Confidential Information, employee and business relations, goodwill and other legitimate business interests of the Company Parties. You further agree that Company Parties will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach or threaten to breach any of the obligations under Sections 8(a) or 8(b) above. Accordingly, you agree that Company Parties will be entitled to injunctive relief against any breach or threatened breach by you of your obligations under Sections 8(a) or 8(b) above (without the need to post a bond or prove actual damages) by temporary restraining order, temporary injunction, or permanent injunction or otherwise. Nothing herein will be construed as prohibiting any Company Party from pursuing any other remedies available it for such breach or threatened breach, including the recovery of damages from you. In the event of a breach or threatened breach of Sections 8(a) or 8(b) above, you agree that an amount of time equal to the time period during which a violation exists will be added to the duration of the restrictions in Sections 8(a) or 8(b), as applicable.

f.	Ancillary Agreements. Sections 8(a) and 8(b) above will be deemed ancillary to the promises and agreements in Section 2 above relating to confidentiality and non-disclosure of Confidential Information. You agree that all of the provisions of this Agreement are valid and enforceable as written and according to their terms.

g.	Notification of Prospective Employers. You agree to notify any prospective employer of the existence and terms of Sections 2 and 8 prior to acceptance of employment. Company may inform any person or entity subsequently employing you, or evidencing an intention to employ you, of the existence of this Agreement, the terms hereof, and provide to that person or entity a copy of this Agreement.

9.	Inventions.

a.	Inventions Retained and Licensed. Employee has attached hereto, as Exhibit “C”, which is incorporated here by reference, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to his employment with Company (collectively referred to as “Prior Inventions”), which belong to Employee, which relate to the Business, products, research, or development of any Company Party, and which are not assigned to the Company Parties hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions as of the Effective Date. If in the course of Employee’s employment with the Company, Employee incorporates into any Company Party product, process, device or machine a Prior Invention owned by Employee or in which Employee has an interest, the applicable Company Party is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process, device or machine.

b.	Assignment of Inventions. Employee agrees to promptly make full written disclosure to the Company, hold in trust for the sole right and benefit of the Company Parties, and hereby assigns to the Company Parties, or their designee, all of Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is employed by Company (collectively referred to as “Inventions”). Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with Company and which are protected by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Employee shall not incorporate any invention, original work of authorship, development, concept, improvement, or trade secret known to Employee to be owned, in whole or in part, by any third party, into any Invention without the Company’s prior written permission or at its direction.

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c.	Inventions Assigned to the United States. Upon request by the Company, Employee agrees to promptly assign to the United States government all rights, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

d.	Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during Employee’s employment with Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times. Employee shall promptly provide all such records to the Company upon request.

e.	Patent and Copyright Registrations. Employee agrees to assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure the rights of the Company Parties in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company Parties, their successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers after the termination of this Agreement. If any Company Party is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company Parties as set forth above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and on Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

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10.	Assignment. Company may assign this Agreement at any time without notice (but you cannot). This Agreement is personal to you and no individual or entity will have any interest in same except you, personally, on the one hand, and the Company Parties on the other hand. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

11.	Non-Waiver. The failure of any Company Party at any time to enforce any provision hereof will never be construed to be a waiver of such provision or of the right of any Company Party to enforce each and every provision hereof at any time. No course of dealing between any Company Party and you will be implied as a waiver by any Company Party of any provision of this Agreement.

12.	Savings Clause. The provisions of this Agreement are severable. In the event any paragraph, provision or clause, or any combination of same hereof will be found or held by an arbitrator or court of competent jurisdiction to be unenforceable at law or in equity, or under any ordinance, statute, regulation or otherwise, such finding or holding will not in any way affect the other paragraphs, provisions and clauses which will all remain in full force and effect. In the event any paragraph, provision or clause, or any combination of same hereof is so held not to be enforceable in accordance with its terms, such paragraph, provision, or clause shall be reformed by the arbitrator or court, as applicable, to make such paragraph, provision, or clause enforceable in a manner which provides Company the maximum rights permitted at applicable law.

13.	Resolution of Disputes. Any disputes, claims, demands, liabilities, and causes of action of whatever kind or character arising out of or relating to breach or enforcement of this Agreement (individually a “Claim” and collectively the “Claims”) or your employment with the Company, other than a Claim by any Company Party against you and/or any third party arising out of or relating to breach or enforcement of Sections 2, 6, 8, 9, or 18 of this Agreement, shall be determined only by binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) then in effect (the “Rules”), which Rules are incorporated here by reference; provided, however. that the Rules shall be modified as follows: (a) the arbitrator, the AAA, and the parties to the arbitration shall treat as confidential all evidence and other information presented to the AAA and/or the arbitrator as well as any arbitration decisions; and (b) each party to the arbitration shall pay the fees and expenses of its respective legal counsel or other professional fees and expenses in connection with any arbitration, except to the extent the arbitrator awards any such fees and expenses to the prevailing party as compelled by this Agreement or applicable law. The place of arbitration shall be Dallas, Texas. This Agreement shall be exclusively construed, applied and performed, per the internal laws of the State of Texas, U.S.A. Judgment on any award rendered by the arbitrator may be entered in any court of competent jurisdiction. The arbitration provision in this Section 13 shall survive if this Agreement should be adjudged null and void or should be canceled or terminated for any reason.

14.	Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to the principles of conflict of laws. Notwithstanding any other provision of this Agreement, you irrevocably consent to the binding and exclusive venue for any Claim against you by any Company Party arising from or relating to your breach or threatened breach Sections 2, 6, 8, 9, or 18 of this Agreement, including without limitation any Claim for injunctive or other equitable relief, being in the state or federal court of competent jurisdiction that regularly conducts proceedings or has jurisdiction in Dallas County, Texas.

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15.	Construction. Each party hereto acknowledges and agrees that such party has had the opportunity to consult with such party’s own legal counsel in connection with the negotiation of this Agreement and that such party has bargaining power equal to that of the other party hereto in connection with the negotiation, execution and delivery of the Agreement. Accordingly, the parties hereto agree that the rule of contract construction that an agreement will be construed against the drafter will have no application in the construction or interpretation of this Agreement. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, the neuter gender shall include the masculine and feminine genders; and (c) the words include and including, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words without limitation.

16.	Legal Fees. In the event of a breach or threatened breach of this Agreement by you, you shall be obligated to pay the Company Parties for their reasonable attorneys’ fees, costs, and expenses incurred in enforcing this Agreement against you.

17.	Consideration for This Agreement. In consideration for the covenants and promises made by you in the recitals to this Agreement and in Sections 2, 6, 8, 9, 18 and 22 herein, the sufficiency of which you hereby acknowledge, Company will employ you as set forth herein and provide you with the compensation and benefits as set forth in Exhibit A. You acknowledge that your execution of this Agreement and your agreement to the covenants contained in Sections 2, 6, 8, 9, 18 and 22 herein are integral to Company’s agreement to employ you on the terms of this Agreement and to provide the compensation and benefits set forth in Exhibit A to you and, without such agreements, covenants and promises by you, Company would not employ you on such terms or provide such compensation and benefits to you.

18.	Non-Disparagement, Defamation and Privacy. Except as permitted above or by applicable law that may supersede the terms of this Agreement, or as compelled by valid legal process, you will refrain, both during and after termination of the employment relationship between Company and you, from publishing, uttering or otherwise disseminating any oral or written statements (whether oral, written, electronic, anonymous, on the Internet, or otherwise) about any Company Party or their officers, directors, employees, agents, representatives, owners, equity holders, practices, operations, products, or services that are disparaging, derogatory, slanderous, libelous, or otherwise defamatory; constitute an intrusion into the seclusion or private lives or business affairs of any Company Party or their officers, directors, employees, agents or representatives that you know or should know is materially injurious to any Company Party; or that give rise to unreasonable publicity about the private business affairs of any Company Party or their officers, directors, employees, agents or representatives; or that disclose private or confidential information about any Company Party or its business affairs, officers, directors, employees, agents, or representatives that you know or should know is materially injurious to any Company Party; or that that constitute an intrusion into the seclusion or private lives or business affairs of any Company Party or its officers, directors, employees, agents or representatives that you know or should know is materially injurious to any Company Party; place any Company Party or any of its officers, directors, employees, agents or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of any Company Party or its officer’s directors, employees, agents or representatives. A violation or threatened violation of this prohibition may be enjoined by any court of competent jurisdiction as permitted by this Agreement. The rights afforded the Company Parties under the provision of this Section 18 are in addition to any and all rights and remedies otherwise afforded by law or by this Agreement. In executing this Agreement, you acknowledge and agree that you have knowingly, voluntarily, and intelligently waived any free speech, free association, free press, or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Constitution of any State) rights to disclose, communicate, or publish any statements prohibited by this paragraph.

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19.	Entire Agreement; Waiver. This Agreement (including its exhibits and all written amendments and modifications hereto and all documents ancillary hereto) constitutes the entire agreement and understanding between the parties relating to its subject matters and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to its subject matters, including without limitation all prior and contemporaneous employment offer letters, term sheets, or similar documents from any Company Party. It is expressly agreed that no representations, promises, warranties or understandings, express or implied, other than set forth herein or referred to herein, will be binding on either party. None of the provisions hereof will be waived unless in writing signed by the parties. The Employee acknowledges and agrees that no Company Party has not made any promise or representation to him concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by any Company Party or its representatives outside of this Agreement but is instead relying solely on his own judgment and his legal and tax advisors, if any.

20.	Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 2, 6, 8, 9, 10, 11, 12, 13, 14, 16, and 18 of this Agreement shall survive any termination, for whatever reason, of Employee’s employment with Company or this Agreement.

21.	Counterparts. You and Company agree that this Agreement may be executed in any number of counterparts, and in that event, each counterpart will be deemed a complete original and all counterparts will constitute a single agreement.

22.	Amendment. This Agreement shall not be amended except by an instrument in writing signed by an authorized representative of the party against whom such amendment is sought to be enforced. Notwithstanding the previous sentence, (a) the Company may modify or amend this Agreement in its sole discretion at any time without further consent of the Employee in any manner necessary to comply with applicable law and regulations or the listing or other requirements of any stock exchange upon which the Company or any other Company Party or may be listed and (b) the Company may amend the provisions of Section 8 without further consent of the Employee in any manner that would provide for less restrictive obligations as to time, geographical area, or scope of activity to be restrained on Employee, any such amendment shall be effective upon notice to Employee, and any such less restrictive obligations may, in the Company’s sole discretion, apply only with respect to the enforcement of this Agreement in certain jurisdictions specified in any such amendment. At the request of the Company, Employee shall consent to any such amendment and shall execute and deliver to the Company a counterpart signature page to such amendment. No modification or amendment may be enforced against the Company unless such modification or amendment is in writing and approved in writing by the Board.

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23.	Third-Party Beneficiaries: Affiliates. Employee agrees that (a) each Company Party that is not a party to this Agreement is a third-party beneficiary of the covenants and agreements made herein and (b) each such Company Party may enforce the provisions of this Agreement under and in accordance with this Agreement as though if it were the Company. For purposes of this Agreement, “affiliate” shall mean any individual, corporation, partnership, trust, unincorporated organization, association, business entity, or other project that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

24.	Your Certification. YOU HEREBY CERTIFY THAT:

a.	YOU RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE YOU WERE ASKED TO EXECUTE IT;

b.	YOU HAVE READ THIS AGREEMENT CAREFULLY;

c.	YOU HAVE BEEN AFFORDED THE OPPORTUNITY TO DISCUSS AND REVIEW THIS AGREEMENT WITH AN ATTORNEY OF YOUR CHOICE;

d.	YOU UNDERSTAND WHAT YOUR RIGHTS ARE UNDER THIS AGREEMENT AS WELL AS YOUR OBLIGATIONS;

e.	YOU HAVE READ AND UNDERSTAND EACH AND EVERY PROVISION OF THIS AGREEMENT AND DO HEREBY ACCEPT AND AGREE TO THE SAME; AND

f.	YOU ARE EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY COMPANY OR ANYONE ELSE.

[Signature Page Follows]

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IN WITNESS, WHEREOF, you have, to be effective as of the Effective Date above, affixed your hand and Company has caused this Agreement to be executed by a duly authorized person, on the date set forth below.

Employee:

Date: October 15, 2021	/s/ Danielle Watson
Danielle Watson

Heart Test Laboratories, Inc. d/b/a Heart Sciences

Date: 12/15/21	By	/s/ Mark Hilz
Mark Hilz
CEO

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EXHIBIT A

Compensation and Benefits

Attached signed offer letter

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EXHIBIT B

Approved Outside Businesses and Services Provided

None unless listed below

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EXHIBIT C

List of Prior Inventions

None unless listed below

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